Exhibit 10.19

Information Notice

GENERALI
Solutions d'assurances

AGILENT - Agreement No. 08000072223

Information notice for retirement agreement Tranche C

“LA RETRAITE”

GENERAL CONDITIONS

“LA RETRAITE” is a Company Retirement Compensation Agreement falling under the scope of the French Insurance Code, the terms and conditions hereby, the Company certificate of membership, and the individual certificates for each Policyholder.

“LA RETRAITE” is based on the good faith of parties and of each Policyholder.

It aims to ensure the following benefits for the Policyholder:

• Building up a pension (p. 5)

• Paying a lifelong annuity to the spouse and paying a 60% reversionary pension in the event of the Policyholder’s death (p. 6)

• Exemption from the payment of contributions, with escalation of pension and warranties, in the event of a work stoppage or disability (p. 7)

• The annual distribution of at least 90% of all profits (p. 8)

• The ability to make exceptional payments (p. 9)

IN GENERAL

AFFILIATION

The affiliation of each Policyholder, as confirmed by an individual certificate, is subject to the following conditions:

• Payment of an advance payment by the Company

• The Policyholder filling in an individual affiliation form provided by GENERALI

• Justification of a satisfactory state of health by means of statements and medical examinations set by GENERALI

The affiliation of a Policyholder results in all warranties taking immediate effect.

SINGLE, WIDOWED, OR DIVORCED POLICYHOLDER

If the Policyholder is single, widowed, or divorced, all spouse-related warranties are annulled.

COVERED EVENTS

DEATH

GENERALI’s warranty is granted in case of the Policyholder’s death, regardless of its causes and circumstances, except the following:

• Suicide during the two years following the date of affiliation

• In the event of a foreign war, except in case there is legislation contrary to that provision

DISABILITY

Permanent disability as a result of accident or illness is evaluated at a functional level (physical or mental) on a scale of 0 to 100%, without taking into consideration resources or profession, in reference to the Scale Guide outlined in the Law of March 31, 1919, as amended or supplemented at the evaluation date.

Permanent disability is total if the degree of disability is greater than or equal to 66%. It is partial if the degree of disability is less than 66% but greater than or equal to 33%. It is not taken into consideration if the degree of disability is less than 33%.

WORK STOPPAGE

The Policyholder is considered to be on a work stoppage if, following an accident or illness, he/she is unable to work, as determined by decision of the Social Security.

RISKS NOT COVERED

The consequences of the following events are excluded from the disability and work stoppage coverage:

• Attempted suicide or deliberate act by the Policyholder

• Foreign or civil war

• Disorders or accidents prior to the date of affiliation

FORMALITIES

The death of the Policyholder or spouse must be notified in writing to GENERALI; this notice should be accompanied or followed by submission of an individual affiliation certificate, a death certificate, and a medical certificate.

Any accident or illness that could result in the application of warranties must be notified to GENERALI in writing within two months. After this time, the accident or illness is deemed to have occurred on the day of notice.

This notice must be accompanied or followed by the submission of a detailed medical certificate (description, date of first symptoms, probable consequences).

For the payment of pension, the Policyholder must send GENERALI his/her individual affiliation certificate and a civil status record.

For the payment of lifelong annuity or reversionary pension, the spouse must send GENERALI a civil status record.

The beneficiary of the pension or annuity is to submit to GENERALI every year the notice of taxation or non-taxation on income for the second preceding calendar year.

SALARY

The salary of a Policyholder is the gross remuneration defined as the base of the wage tax by the General Tax Code and its annexes, regardless of the fact that the employer may, in certain cases, not actually be liable for this tax.

CONTRIBUTIONS

Contributions are determined by application of uniform rates, outlined in the Company’s certificate of membership, to the corresponding salary tranches of the Policyholder.

Contributions are payable at the end of each calendar quarter.

An advance payment on contributions, in the order of a quarter, is payable for each Policyholder on the date of affiliation in order for the warranties to enter into force immediately. The amount is deducted from the next quarterly contributions.

Contributions, as well as the recoverable taxes which may be imposed, shall be borne by the Company and paid to the Head Office of GENERALI.

If, thirty days after a deadline, contributions have not been paid, GENERALI shall send the Company a registered letter requesting them to pay the amount. In case of payment default, the Agreement will be terminated forty days after the date of sending this registered letter.

DEPARTURE OF A POLICYHOLDER

The departure of a Policyholder from the Company, for any reason other than retirement, death, or disability, shall result in the removal of the Policyholder.

TERMINATION

The Agreement may be terminated as of December 31 of each year by registered letter sent by either party, at least three months in advance.

Termination of the Agreement entails the removal of all contributing Policyholders.

CONTINUATION OF AFFILIATIONS

In case of termination by GENERALI, for a reason other than non-payment of contributions, the Company may request the continuation of current affiliations.

In all cases, a Policyholder may prevent his/her removal by replacing the Company for the payment of contributions.

BUILDING UP THE PENSION

BASIC PENSION

Each contribution entitles the Policyholder to the acquisition of a pension fraction according to the attached scale, page 10 (Quarterly Contributions).

The basic pension is equal to the sum of pension fractions acquired each year.

PAYMENT OF PENSION

Pension is paid at the end of each month. The first payment is made at the end of the month in which the Policyholder reaches his/her 65th birthday. Payments are received for life. The last payment takes place on the last day of the month preceding death.

EARLY RETIREMENT - EXTENSION

A Policyholder may change his/her retirement date as of his/her 60th birthday.

In case of early retirement, GENERALI reduces the pension amount by 5% per year of early retirement.

Beyond the 65th birthday, the extension is made from year to year. With each extension, the amount reached at retirement shall be increased by 6% and raised by the year’s pension fraction.

REMOVAL

In case of removal, the basic pension on that date is definitively received, without penalty.

LIFELONG ANNUITY FOR THE SPOUSE AND REVERSIONARY PENSION

DEATH OF POLICYHOLDER BEFORE RETIREMENT

The contributions relating to this Policyholder cease to be due and GENERALI pays immediately a lifelong annuity to the spouse.

The amount of this annuity is equal to 60% of the basic pension acquired at death.

DEATH OF POLICYHOLDER IN RETIREMENT

GENERALI shall pay immediately to the Policyholder’s spouse a reversionary pension equal to 60% of the pension that would have been received by the Policyholder.

PAYMENT OF LIFELONG ANNUITY OR REVERSIONARY PENSION

The lifelong annuity or the reversionary pension is paid at the end of each month. The first payment is made at the end of the month in which the Policyholder dies. Payments are received for life. The last payment takes place on the last day of the month preceding the death of the spouse.

DEATH OF A SPOUSE — DIVORCE — MARRIAGE

In the event of the spouse’s death or divorce, the amount of the basic pension is not changed, but the reversionary pension is removed.

In case of marriage more than five years before retirement, the amount of the basic pension is not changed and the spouse receives the lifelong annuity and the reversionary pension.

In case of marriage less than five years before retirement or during retirement, the amount of the basic pension is not changed. However, there is no reversionary pension.

WORK STOPPAGE — DISABILITY

PREMIUM PAYMENT WAIVER

GENERALI temporarily relieves the Company from paying contributions for a Policyholder at work stoppage two months after the beginning of this stoppage and throughout its duration.

GENERALI totally relieves the Company from paying contributions for a Policyholder in permanent and total disability, once it is proven.

GENERALI partially relieves the Company from paying contributions for a Policyholder in permanent and partial disability, once it is proven. Contributions are determined on the basis of annual contributions prior to the start of the waiver, reduced by a percentage equal to the degree of disability.

PROGRESSION OF RETIREMENT AND WARANTEES

During the waiver of contribution payments, the building up of the pension continues on the basis of the annual contributions prior to the beginning of the waiver, with escalation of all warranties.

In the event of Agreement termination, removal can only occur at the end of the waiver period.

In the event of a partial waiver and non-payment of the reduced contributions, the building up of pension continues on the basis of the portion relieved of contributions.

PARTICIPATION IN PROFITS

REVALUATION FUND

The provisions made under “LA RETRAITE” agreements are invested by GENERALI in the financial and real estate market, according to the legislation in force.

GENERALI undertakes to pay annually at least 90% of all financial and technical profits for all “LA RETRAITE” agreements at a revaluation fund.

The amount of this fund is used to credit regulatory interest charges and increase basic pensions, pensions already in payment, lifelong annuities to surviving spouses, and contributions waived. The increases outlined below are only implemented within the limits of the revaluation fund’s availability.

INDEX

The index tied to a calendar year is the value of the pension point for Executives on July 1st of the previous year.

INCREASES OF PENSIONS AND ANNUITIES

Each pension fraction is increased each year by GENERALI according to the ratio between the index of the current year and that of the year of acquisition of the pension fraction.

If awarded a statutory increase of pensions or annuities, GENERALI will complete this at the level defined above.

INCREASE OF WAIVED CONTRIBUTIONS

Waived contributions are increased each year by GENERALI according to the ratio between the index of the current year and the index for the year in which the waiver started.

In case of a partial waiver, the Company must increase each year the fraction of contributions for which it is responsible in the same proportion as the fraction waived.

REMOVAL

In the event of removal, only the basic pension is paid, without an increase.

However, increases apply to those Policyholders whose contributions have been paid for at least fifteen years and to all Policyholders in the following cases:

• Cessation of Company activities after three years of contributions.

• Termination of the Agreement by GENERALI for a reason other than non-payment of contributions.

EXCEPTIONAL PAYMENTS

The Company or the Policyholder has the possibility to make exceptional payments before retirement.

These payments allow the Policyholder to acquire additional pension fractions which are added to the basic pension.

These pension fractions are calculated according to the pension scale annexed on page 10 (Exceptional Payments)

These exceptional payments are not liable for exemption with escalation of the pension and warranties provided in Chapter “Work stoppage, disability” (page 7).

LA RETRAITE

Age of	Annual pension fraction for contribution of €1,000
Policyholder (1)	Quarterly contributions	Exceptional payments
Years	€	€
18	211	226
19	207	222
20	203	217
21	199	213
22	195	209
23	191	205
24	188	201
25	184	197
26	180	193
27	176	189
28	173	185
29	169	181

30	166	178
31	162	174
32	158	169
33	155	166
34	151	162
35	148	159
36	145	155
37	141	151
38	138	148
39	135	145

40	132	141
41	128	137
42	125	134
43	122	131
44	119	127
45	116	124
46	113	121
47	111	119
48	108	116
49	105	112

50	102	109
51	100	107
52	97	104
53	94	101
54	92	99
55	89	95
56	87	93
57	84	90
58	82	88
59	80	86

60	77	82
61	75	80
62	73	78
63	71	76
64	68	73
EXTENSION
65	70	75
66	72	77
67	74	79
68	77	82
69	80	86

(1) the age of the Policyholder in question during the year of acquiring the pension fraction is determined by the difference between the last two digits of the year and the Policyholder’s year of birth

Responsible generation

Generali Vie
Société appartenant au Groupe Generali
Immatriculée sur le registre italien des groupes d'assurances
Société anonyme au capital de 285 843 760 euros
Entreprise régie par le Code des assurances
602 062 481 RCS Paris